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                               Kenneth P. Carroll
                    Senior Vice President and General Counsel
                            United Retail Group, Inc.
                             365 West Passaic Street
                             Rochelle Park, NJ 07662
                                 (201) 909-2200

                                      ----

                           Telecopier: (201) 909-2103
                           E-mail: kencarroll@ibm.net

                                                                     EXHIBIT 5.1

                                                              September 29, 1998

Board of Directors
United Retail Group, Inc.
365 West Passaic Street
Rochelle Park, NJ  07662

                                          Re: Registration Statement on Form S-8

Gentlemen:

         I have acted as counsel in connection with the registration under the Securities Act of 1933 of 320,000 shares of Common Stock, $.001 par value (the "Common Stock"), of United Retail Group, Inc., a Delaware corporation (the "Company"), in connection with the following employee benefit arrangements:

         (a) 1998 Options to Raphael Benaroya and George R. Remeta with respect to a total of 300,000 shares; and

         (b) 1998 Options to Richard W. Rubenstein with respect to 3,000 shares and 17,000 shares, respectively.

         I have reviewed and examined:

         (a) the Restated Certificate of Incorporation of the Company;

         (b) the By-laws of the Company;

         (c) Stock Option Agreements between the Company and Messrs. Benaroya, Remeta and Rubenstein, respectively (collectively, the "Agreements");

         (d) minutes of certain meetings of the Compensation Committee, Board of Directors and stockholders of the Company; and

         (e) such other matters as I have deemed relevant in order to form my opinion.
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Board of Directors
United Retail Group, Inc.
September 29, 1998
Page 2

         I have made such examination of the law as I consider necessary to enable me to express the following opinions.

         Based on the foregoing, I am of the opinion that shares issued and paid for in the future in accordance with the provisions of the Agreements have been duly authorized and will be legally and validly issued, fully paid, and nonassessable. My opinion is based on the assumption that the Company will receive payment in the form of cash or property for shares of Common Stock issued in the future that will be at least equal to the par value ($.001 per share) of such shares of Common Stock.

         No opinion is hereby expressed as to the application of state securities or "Blue Sky" laws.

         I am not a member of the bar of Delaware.

         I consent to the filing of this letter as an exhibit to the registration statement filed on Form S-8 with respect to the shares described above (the "Registration Statement").

         I consent to the references to my name and my beneficial ownership of shares of Common Stock under the caption "Validity of Common Stock" in the prospectus included in the Registration Statement and under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

                                                              Very truly yours,

                                                              KENNETH P. CARROLL


KPC:jw
S8-1998